SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On July 17, 2007, Capital Lease Funding, Inc. (“we” or “the Company”) entered into a revolving credit agreement (the “Revolver”) among the Company, one of its subsidiaries (collectively with the Company, as borrower) and Wachovia Bank National Association, as initial lender and administrative agent. The Revolver provides that we may borrow up to $40 million from time to time during the term, and our borrowings will bear interest at prevailing short-term interest rates (30-day LIBOR) plus 125 basis points.

Our borrowings under the Revolver are secured by a first mortgage on the property we purchased in April 2007 and leased to Factory Mutual Insurance Company and an assignment of our interest in the lease and rents on the property. The Revolver is a fully recourse lending arrangement.

We are permitted to use proceeds from borrowings under the Revolver for any corporate purpose, including to fund investment or repay other indebtedness.

The Revolver has a three year term. Interest is payable monthly, and all principal is due at maturity. We may prepay principal at any time in whole or in part without any penalty or premium. Amounts we repay may be re-borrowed at any time during the loan term.

Upon certain materially adverse events with respect to the collateral underlying the Revolver (such as a material lease default, lease termination or tenant credit rating downgrade), the lender may revalue the collateral and reduce its lending commitment. In such circumstances, the lender’s aggregate commitment will be equal to 70% of the fair market value of the collateral, as determined by the lender in its discretion.

We are required to maintain the following financial covenants during the term of the Revolver. These financial covenants are substantially similar to those under our repurchase agreement and real property acquisition facility:

•	cash and cash equivalents of at least $8 million;

•	consolidated tangible net worth (as defined in the Revolver) of at least $100 million, plus 75% of the aggregate net proceeds from future equity offerings or capital contributions;

•	leverage ratio (defined as the ration of consolidated total liabilities to consolidated total assets) of not greater than 85%; and

•	we may not pay dividends during the occurrence of an event of default (as defined in the Revolver).

We also made customary representations and warranties and affirmative and negative covenants.

If an event of default (as defined in the Revolver) occurs, the lender may terminate the Revolver and accelerate our repayment obligations. The definition of event of default under the Revolver includes the following events:

•	we fail to comply with the financial covenants described above;

•	we default in any of our borrowings to Wachovia Bank or its affiliates, including our repurchase agreement and real property acquisition facility; and

•
we fail to pay any obligation of at least $5.0 million under any indebtedness (other than the Revolver) or material contract or we default under any such indebtedness of at least $5.0 million or material contract which causes such indebtedness or obligations of at least $5.0 million under the material contract to be accelerated (subject to a right to cure material contract defaults).

Wachovia Investors, Inc., an affiliate of Wachovia Bank, owns less than five percent of our outstanding common stock. We also have a short-term repurchase agreement and real property acquisition facility with Wachovia Bank or its affiliates and from time to time we obtain long-term mortgage financings on our real property acquisitions from Wachovia Bank. From time to time, we may sell assets to Wachovia Bank or its affiliates on what we believe are fair market terms. We have in the past engaged affiliates of Wachovia Bank to perform investment banking services on our behalf, and we expect to continue to do so in the future. In addition, we enter into derivative transactions with Wachovia Bank from time to time.

The description of the Revolver is qualified by reference to the complete agreement that is attached hereto as an exhibit and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Nestlé Mortgage Debt

On July 16, 2007, the Company, through three separate subsidiaries, issued $117 million of third party mortgage debt. The debt is secured by the three properties purchased in April 2007 and leased to Nestlé USA, Inc. (lease guaranteed by Nestlé Holdings, Inc.). The principal terms of the mortgage debt are summarized as follows:

•	$117 million face amount of note;

•	6.32% coupon rate;

•	maturity date in August 2012;

•	$117 million balloon at maturity;

•	interest-only debt service payable monthly until maturity;

•	non-recourse note secured by mortgage on the three Nestlé properties and an assignment of the underlying lease and rents, limited non-recourse exceptions apply; and

•	the note is subject to customary events of default.

As part of the Nestlé financing, the Company also issued two intercompany mortgage notes aggregating $29.5 million and secured by the same collateral described above, generally on a subordinated basis. These notes have a weighted average interest rate of 6.75% and also mature in August 2012. We currently use these notes as additional collateral for short-term borrowings and we intend to use them as additional collateral for our next collateralized debt obligation. These notes are eliminated from the Company’s financial statements in consolidation.

Revolving Credit Agreement

As discussed under Item 1.01 above, on July 17, 2007, the Company entered into a $40 million revolving credit agreement with a three year term with Wachovia Bank National Association. As of the date of this filing, the Company has not yet drawn on this facility.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description
10.1	$40,000,000 Revolving Loan Agreement, dated as of July 17, 2007, by and among Capital Lease Funding, Inc., PREFCO II Limited Partnership and Wachovia Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

Date: July 20, 2007